Exhibit 2.4

1

ROSS MILLER

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Business Number E0433562012-7
Certificate of Amendment	/s/ Ross Miller	Filing Number
(PURSUANT TO NRS 78.385 and 78.390)	Ross Miller	2013070215-00
	Secretary of State	Filed On
	State of Nevada	10/30/2013

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Gelia Group,Corp.

2. The articles have been amended as follows:

Article 1 of the Articles of Incorporation has been replaced entirely by the text below and Article 1 shall be read as follows:

“1. Name of Corporation: Starstream Entertainment, Inc.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:     57%

4. Effective date and time of filing:      Date:     11/11/2013                  Time:

5. Signature:

/s/ Kim Leadford

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.